Exhibit 99.1

HEALTHLAND HOLDING INC.
Consolidated Financial Statements
December 31, 2014, 2013 and 2012
(With Independent Auditors’ Report Thereon)

HEALTHLAND HOLDING INC.
Table of Contents

Page(s)

Independent Auditors' Report	1-2

Consolidated Financial Statements:

Consolidated Balance Sheets	3-4

Consolidated Statements of Operations	5

Consolidated Statements of Stockholders' Deficit	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8-29

Independent Auditors’ Report
The Board of Directors
Healthland Holding, Inc.:

Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Healthland Holding, Inc. and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Healthland Holding, Inc. and its subsidiary as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in accordance with U.S. generally accepted accounting principles.

Emphasis of a Matter
As discussed in note 1 to the consolidated financial statements, the Company voluntarily changed its method of accounting for deferred software, hardware and services costs. Such changes are reflected in the consolidated financial statements through retrospective application to all periods presented.

/s/ KPMG LLP

Minneapolis, Minnesota
May 1, 2015, except as to Note 1(d), Note 1(k), Note 8, and Note 12 which are as of January 22, 2016.

HEALTHLAND HOLDING INC.
Consolidated Balance Sheets
December 31, 2014 and 2013

Assets	2014	2013

Current assets:
Cash and cash equivalents	$934,066	$2,660,367
Trade receivables, less allowance for doubtful accounts of $6,371,123 and $6,895,177, respectively	34,274,274	29,490,916
Unbilled receivables	34,142	24,684
Inventories	576,249	1,226,488
Prepaid expenses	3,677,516	2,698,658
Current deferred tax asset	1,268,361	4,687,182
Total current assets	40,764,608	40,788,295

Property and equipment:
Leasehold improvements	879,107	1,155,676
Furniture and fixtures	1,317,687	1,534,114
Computer equipment and software	1,618,288	3,117,938
Property and equipment - gross	3,815,082	5,807,728
Less accumulated depreciation	2,255,731	4,014,459
Property and equipment - net	1,559,351	1,793,269

Other assets:
Deferred finance costs, net	1,347,125	1,692,847
Other intangible assets, net	39,818,800	46,298,200
Goodwill	62,680,577	62,680,577
Total other assets	103,846,502	110,671,624
Total assets	$146,170,461	$153,253,188

See accompanying notes to consolidated financial statements.

HEALTHLAND HOLDING INC.
Consolidated Balance Sheets
December 31, 2014 and 2013

Liabilities and Stockholders' Deficit	2014	2013

Current liabilities:
Current maturities of long-term debt	$11,249,768	$7,892,512
Accounts payable	13,161,449	9,426,579
Accrued expenses	10,378,890	9,398,355
Deferred revenue	31,476,818	28,555,804
Total current liabilities	66,266,925	55,273,250

Long-term liabilities
Deferred revenue	7,103,588	14,319,775
Deferred income taxes	6,297,909	9,039,182
Customer deposits	250,371	673,404
Long-term debt, less current maturities	100,937,500	104,687,500
Total long-term liabilities	114,589,368	128,719,861
Total liabilities	180,856,293	183,993,111

Commitments

Stockholders' deficit:
Series A preferred stock, $0.001 par value. 31,919 shares authorized, issued and outstanding; aggregate liquidation preference of $42,136,489 as of 2012	32	32
Additional paid-in capital, preferred stock	31,918,968	31,918,968
Common stock, $0.001 par value. Authorized 41,097,862 shares; 30,190,276 and 8,190,276 shares issued and outstanding, respectively	30,190	8,190
Additional paid-in capital, common stock	31,931,679	9,485,605
Accumulated deficit	(98,566,701)	(72,152,718)
Total stockholders' deficit	(34,685,832)	(30,739,923)
Total liabilities and stockholders' deficit	$146,170,461	$153,253,188

See accompanying notes to consolidated financial statements.

HEALTHLAND HOLDING INC.
Consolidated Statements of Operations
Years ended December 31, 2014, 2013, and 2012

	2014	2013	2012

Revenues:
License fees	$16,603,969	$11,777,371	$12,952,927
Installation and consulting	33,929,812	26,866,438	20,180,762
Software and hardware maintenance	43,713,813	41,512,092	30,926,639
Hardware and other services	19,442,830	12,454,509	9,249,299
Total revenues	113,690,424	92,610,410	73,309,627

Cost of revenues:
License fees	4,081,458	2,196,619	1,974,146
Installation and consulting	47,413,897	34,467,622	19,429,088
Software and hardware maintenance	17,038,961	12,016,436	10,183,287
Hardware and other services	9,359,177	6,794,158	5,981,868
Total cost of revenues	77,893,493	55,474,835	37,568,389
Gross profit	35,796,931	37,135,575	35,741,238

Operating expenses:
Sales and marketing	14,285,362	14,925,797	12,152,571
Software development costs	18,541,311	13,754,523	10,142,360
General and administrative	12,312,017	18,363,113	9,085,749
Depreciation, amortization and change in fair value of contingent consideration	7,225,267	5,163,886	2,182,276
Total operating expenses	52,363,957	52,207,319	33,562,956
(Loss) income from operations	(16,567,026)	(15,071,744)	2,178,282

Other income, net	114,537	40,307	3,794
Interest expense	(9,125,470)	(5,860,118)	(1,590,956)
(Loss) income before income tax provision	(25,577,959)	(20,891,555)	591,120
Income tax (provision) benefit	(836,024)	12,436,323	(775,040)
Net loss	$(26,413,983)	$(8,455,232)	$(183,920)

See accompanying notes to consolidated financial statements.

HEALTHLAND HOLDING INC.
Consolidated Statements of Stockholder's Deficit
Years ended December 31, 2014, 2013, and 2012

	Series A preferred stock			Common stock
	Shares	Amount	Additional paid-in capital	Shares	Amount	Additional paid-in capital	Accumulated Deficit	Stockholders' Deficit
Balance, December 31, 2011	31,919	$32	$31,918,968	8,150,577	$8,151	$8,400,114	$(38,935,452)	$1,391,813
Impact to opening accumulated deficit due to change in accounting principle	—	—	—	—	—	—	(3,868,109)	(3,868,109)
Balance, December 31, 2011	31,919	32	31,918,968	8,150,577	8,151	8,400,114	(42,803,561)	(2,476,296)
Exercise of stock options	—	—	—	39,699	39	51,532	—	51,571
Stock-based compensation	—	—	—	—	—	379,845	—	379,845
Stock buy back	—	—	—	—	—	(56,508)	—	(56,508)
Net loss	—	—	—	—	—	—	(183,920)	(183,920)
Balance, December 31, 2012	31,919	32	31,918,968	8,190,276	8,190	8,774,983	(42,987,481)	(2,285,308)
Stock-based compensation	—	—	—	—	—	710,622	—	710,622
Dividend	—	—	—	—	—	—	(20,710,005)	(20,710,005)
Net loss	—	—	—	—	—	—	(8,455,232)	(8,455,232)
Balance, December 31, 2013	31,919	32	31,918,968	8,190,276	8,190	9,485,605	(72,152,718)	(30,739,923)
Stock-based compensation	—	—	—	—	—	468,074	—	468,074
Equity infusion	—	—	—	22,000,000	22,000	21,978,000	—	22,000,000
Net loss	—	—	—	—	—	—	(26,413,983)	(26,413,983)
Balance, December 31, 2014	31,919	$32	$31,918,968	30,190,276	$30,190	$31,931,679	$(98,566,701)	$(34,685,832)

See accompanying notes to consolidated financial statements.

HEALTHLAND HOLDING INC.
Consolidated Statements of Cash Flows
Years ended December 31, 2014, 2013, and 2012

	2014	2013	2012
Cash flows from operating activities:
Net loss	$(26,413,983)	$(8,455,232)	$(183,920)
Adjustments to net loss to net cash and cash equivalents (used in) provided by operating activities:
Depreciation	740,867	619,031	848,606
Amortization of other intangible assets	6,479,400	4,668,234	2,034,350
Amortization of deferred finance costs	345,722	494,653	78,935
Allowance for doubtful accounts	(524,054)	5,230,665	795,512
Change in fair value of contingent consideration for acquisition	—	(512,818)	(687,882)
Share-based compensation	468,074	710,622	379,845
Deferred income taxes	677,548	652,000	663,000
Changes in operating assets and liabilities, net of acquired:
Trade and unbilled receivables	(4,268,762)	(14,888,504)	587,895
Inventories	650,239	(835,301)	(179,306)
Prepaid expenses	(978,858)	(98,665)	(173,778)
Accounts payable	3,734,870	5,534,170	1,934,628
Accrued expenses	980,535	184,186	1,924,439
Deferred revenue	(4,718,206)	4,026,223	(3,756,897)
Net cash and cash equivalents (used in) provided by operating activities	(22,826,608)	(2,670,736)	4,265,427
Cash flows from investing activities:
Acquisition, net of cash acquired	—	(70,903,219)	—
Purchases of furniture and equipment	(506,949)	(338,654)	(94,989)
Net cash and cash equivalents used in investing activities	(506,949)	(71,241,873)	(94,989)
Cash flows from financing activities:
Proceeds from long-term borrowings	—	107,500,000	—
Proceeds from line of credit, net	1,951,006	5,548,762	—
Principal payments on long-term debt	(2,343,750)	(17,968,750)	(2,500,000)
Payments on amounts due to sellers of acquired businesses	—	—	(1,065,967)
Proceeds from equity infusion	22,000,000	—	—
Payments of deferred finance costs	—	(1,887,500)	—
Dividend payment	—	(20,710,005)	—
Stock buy back	—	—	(56,508)
Proceeds from the exercise of stock options	—	—	51,571
Net cash and cash equivalents provided by (used in) financing activities	21,607,256	72,482,507	(3,570,904)
Net (decrease) increase in cash and cash equivalents	(1,726,301)	(1,430,102)	599,534
Cash and cash equivalents, beginning of year	2,660,367	4,090,469	3,490,935
Cash and cash equivalents, end of year	$934,066	$2,660,367	$4,090,469
Supplemental disclosures of cash flow information:
Cash and cash equivalents paid for interest	$8,675,202	$5,283,957	$1,892,805
Cash and cash equivalents paid for income taxes	$194,283	$215,030	$116,389

See accompanying notes to consolidated financial statements.

(1)	Organization and Summary of Significant Accounting Policies

(a)	Nature of Business
Healthland Holding Inc. (formerly known as Dairyland Healthcare Solutions Holding Corp. and Tango Acquisition Holding Corporation) on June 1, 2007, acquired Healthland Inc. (formerly known as Dairyland Healthcare Solutions, Inc.) (the Company). Founded in 1980, Healthland Inc. has grown into a leading provider of comprehensive healthcare information technology systems to rural community (including critical access) and specialty hospitals. Through its acquisition of American HealthTech, Inc. (AHT) in 2013, the Company has expanded its product offering into long‑term, post‑acute nursing facilities. With primary offices in Glenwood and Minneapolis, Minnesota, as well as Jackson, Mississippi, the Company serves customers throughout the United States.
The Company provides comprehensive software and hardware products, complemented by complete installation services and extensive support. Whether for a stand‑alone critical access hospital, regional hospital or associated clinics, long‑term care facilities or a home healthcare practice, the Company configures and provides healthcare information technology systems that meet each client’s specific needs. The Company’s fully integrated, enterprise-wide solutions automate clinical and financial data management in each of the functional areas of a hospital and are designed to enable healthcare organizations to effectively manage information, operations, workflow and patient care. The Company believes its products and services enhance hospital performance in the critical areas of clinical care, cost control and regulatory compliance.
As of December 31, 2013, the Company was in violation of certain of its debt covenants, which created uncertainty regarding the entity’s ability to continue as going concern. In response to this uncertainty, Company management, working with its lenders, undertook amending the credit facility and obtaining waivers on the debt covenant violations. On September 26, 2014, the Company entered into an amended credit facility, obtained debt covenant waivers and secured a commitment from its sponsor for an equity infusion totaling $28.0 million, of which $22.0 million was contributed during 2014 (see footnote 4(b) for more information). The combination of these subsequent events alleviated the uncertainty identified at December 31, 2013. The amended credit facility requires the Company to maintain compliance with new and revised debt covenants. The amount of the facility, the interest rate, timing of payments, and the term of the loan did not change as a result of this amendment.

(b)	Principles of Consolidation
The consolidated financial statements include the accounts of Healthland Holding Inc. and its wholly owned subsidiaries, Healthland Inc. and American Healthtech, Inc. All intercompany accounts and transactions have been eliminated. The Company has no involvement with variable interest entities.

(c)	Use of Estimates
The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the service period under which revenue is recognized for multiple‑element arrangements, the allowance for doubtful accounts, estimated lives of long‑lived assets, impairment considerations relative to other intangible assets and goodwill, self‑funded medical insurance accrual, fair value of stock options, valuation of assets and liabilities from acquisitions, and valuation allowance for deferred tax assets.

(d)	Change in Accounting Principle
In 2014, the Company changed its accounting policy for deferred software, hardware and services costs, from deferring and amortizing into cost of revenues in relation to the recognition of the contract revenue to expensing as incurred. The Company believes that expensing all costs as incurred is preferable because this method eliminates an inconsistency between the method and pattern for recognizing costs of internal and external labor; is more conservative; offers a practical expedient from an administrative standpoint; eliminates, or at a minimum mitigates, the potential risk of amortizing revenue and costs over different time periods; and is a better representation of the true underlying performance of the business and better matches the expense with the period the work was performed, which is more relevant to the users of the Company’s financial statements.
The accompanying audited consolidated financial statements and related notes have been adjusted to reflect the impact of this change.

The following tables present the effects of the retrospective application of the voluntary change in accounting principle for deferred software, hardware and services costs.

	Year ended December 31, 2013
	As Previously Reported	Adjustments	As Adjusted

Consolidated Statements of Operations
Cost of revenues:
License fees	1,798,366	398,253	2,196,619
Installation and consulting	27,994,336	6,473,286	34,467,622
Hardware and other services	6,966,133	(171,975)	6,794,158
Operating loss	(8,372,180)	(6,699,564)	(15,071,744)
Net loss	(1,755,668)	(6,699,564)	(8,455,232)

	December 31, 2013
	As Previously Reported	Adjustments	As Adjusted

Consolidated Balance Sheets
Deferred software, hardware and service costs	9,509,065	(9,509,065)	—
Current deferred tax asset	7,151,000	(2,464,000)	4,687,000
Long-term deferred software, hardware and service costs	3,339,160	(3,339,160)	—
Total assets	19,999,225	(15,312,225)	4,687,000
Long-term deferred income tax liabilities	11,503,000	(2,464,000)	9,039,000
Total liabilities	11,503,000	(2,464,000)	9,039,000
Accumulated deficit	(59,304,493)	(12,848,225)	(72,152,718)

	Year ended December 31, 2012
	As Previously Reported	Adjustments	As Adjusted

Consolidated Statements of Operations
Cost of revenues:
License fees	1,003,886	970,260	1,974,146
Installation and consulting	16,407,769	3,021,319	19,429,088
Hardware and other services	7,692,895	(1,711,027)	5,981,868
Operating income	4,458,834	(2,280,552)	2,178,282
Net income (loss)	2,096,632	(2,280,552)	(183,920)

(e)	Revenue Recognition
The Company enters into contractual arrangements with the end users of its products to sell software licenses, installation and consulting services, software and hardware maintenance, and hardware and other services. All of these elements are either sold separately or combined into multiple‑element arrangements. For each arrangement, revenues are recognized when persuasive evidence of an arrangement exists, the fees to be paid by the customer are fixed or determinable, collection of the fees is probable, and delivery of the product has occurred.
The Company is classifying revenue as license fees, installation and consulting, software and hardware maintenance, and hardware and other services based upon the Company’s estimate of the fair value of each element. The Company recognizes revenue on the contractual elements noted above as follows:
Software Licenses and Installation and Consulting Revenue
As of January 1, 2013, the Company established vendor-specific objective evidence (VSOE) for the maintenance element of its multiple element arrangements. New contracts entered into subsequent to the date VSOE for maintenance was established resulted in revenue attributed to the software license fees as well as installation and consulting services’ elements, excluding amounts attributable to the maintenance element, being recognized ratably over the estimated installation and consulting services period. Revenue attributed to the maintenance element was recognized ratably over the combined implied and contractual maintenance period. Installation and consulting services consist of configuration, data conversion, installation, training, and consulting and are sold to customers based on a “fixed‑fee” basis. When these professional services are sold on a stand‑alone basis, the revenues are recognized as the services are delivered.
Consulting engagements can last anywhere from one day to several months and are based strictly on the customer’s requirements and complexities and are independent of the functionality of the Company’s software. The Company’s software, as delivered, can generally be used by the customer for the customer’s purpose upon installation. Further, implementation and integration services provided are generally not essential to the functionality of the software, as delivered, and do not result in any material changes to the underlying software code.

Software and Hardware Maintenance Revenue
Under the maintenance agreements, the Company provides technical support on software and rights to unspecified software upgrades. The Company provides hardware support through third‑party service providers. The recurring maintenance revenues, which are paid for in advance or on a quarterly or monthly basis, are deferred and recognized ratably over the term of the agreement, generally one year.
Hardware and Other Services Revenue
The Company resells third‑party hardware systems and related peripherals. When hardware is not included in a multiple‑element arrangement (i.e., sold on a stand‑alone basis), revenue is recognized upon delivery. The Company considers delivery to occur when the product is shipped, title and risk of loss have passed to the customer, and collectability is reasonably assured. During 2010, prior to the adoption of Accounting Standards Update (ASU) No. 2009‑14, Certain Revenue Arrangements that Include Software Elements, revenues related to hardware sold as a component of a multiple‑element arrangement were recognized ratably over the applicable services period as VSOE of certain undelivered elements had not been established. However, since the adoption of ASU 2009‑14 in 2011 for all new contracts prospectively, the Company has been recognizing revenue for hardware that are part of a multiple‑element arrangement upon delivery. The selling price attributable to hardware elements is based on management’s best estimate of selling price, which consists of cost plus a targeted margin.
The Company also offers certain other services to customers, such as eligibility verification and customer statements, printing and mail services. Service charges to customers are on a stand‑alone transactional basis. Revenue is recognized as the work is performed for these services.
The Company also offers its solutions on an application service provider (ASP) model, making available time‑based licenses for the Company’s software functionality and providing the software solutions on a remote processing basis from the Company’s data center. The data center provides system and administrative support as well as processing services. Revenue on software and services provided on an ASP or term license basis is combined and recognized on a monthly basis over the term of the contract.
In addition, the Company also provides hosting services through a third‑party arrangement for those customers that choose an off‑premise solution for their perpetual licenses and services. Hosting revenues are recognized as the services are provided. The selling price attributable to hosting arrangements is based on management’s best estimate of selling price, which consists of cost plus a targeted margin.

(f)	Cash and cash equivalents
The Company maintains cash in deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

(g)	Trade Receivables
Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition and credit history. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

(h)	Inventories
Inventories are stated at the lower of cost (first‑in, first‑out method) or market and consist primarily of third party software licenses and computer hardware.

(i)	Leasehold Improvements, Furniture, and Equipment
Leasehold improvements, furniture, and equipment are stated at cost. Depreciation and amortization are determined using the straight‑line method over the estimated useful lives of the assets. The estimated useful lives used in determining depreciation are the shorter of the following or the life of the lease:

Years
Leasehold improvements	Life of the lease
Furniture and fixtures	3 - 5
Computer equipment and software	3 - 5

(j)	Impairment of Long‑Lived Assets
Long‑lived assets, including other intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate that an asset may not be recoverable. The evaluation requires that assets be grouped to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows (excluding interest charges) is less than the carrying value of the assets, the assets would be written down to their estimated fair value, and such loss would be recognized in income from continuing operations in the period in which the determination is made. Management determined no impairment of long‑lived assets existed as of December 31, 2014 or December 31, 2013.

(k)	Goodwill
As a result of Computer Programs and Systems, Inc.’s requirement to include the historical financial statements of the Company in its 8-K filing (see Footnote 12 for more information), the previously adopted Accounting Standards Update No. 2014-02, which allowed private companies to amortize goodwill over a 10-year period, was reversed to comply with the requirements of Regulation S-X. The effect of eliminating amortization of goodwill resulted in the following changes to the previously issued financial statements.

	Year ended December 31, 2014
	As Previously Reported	Adjustments	As Adjusted

Consolidated Statements of Operations
Depreciation, amortization and change in fair value of contingent consideration	13,493,325	(6,268,058)	7,225,267
Operating loss	22,835,084	(6,268,058)	16,567,026
Income tax (provision) benefit	(4,193,524)	5,029,548	836,024
Net loss	27,652,493	(1,238,510)	26,413,983

	December 31, 2014
	As Previously Reported	Adjustments	As Adjusted

Consolidated Balance Sheets
Current deferred tax asset	2,189,000	(920,639)	1,268,361
Goodwill	56,412,519	6,268,058	62,680,577
Total assets	140,823,042	5,347,419	146,170,461
Long-term deferred income tax liabilities	2,189,000	4,108,909	6,297,909
Total liabilities	176,747,384	4,108,909	180,856,293
Total stockholders' deficit	(35,924,342)	1,238,510	(34,685,832)
Goodwill represents the excess of the acquisition price of the acquired companies over the fair value of the tangible and identified intangible assets acquired and liabilities assumed. The Company accounts for goodwill in accordance with the provisions of the Intangibles - Goodwill and Other topics of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) (Intangibles Topic). Under the Intangibles Topic, goodwill and intangible assets with indefinite lives are not amortized to expense and must be reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Management has determined that the Company operates as one reporting unit and has chosen December 31 as its goodwill impairment testing date.
In September 2011, the FASB issued ASU No. 2011 08, Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This ASU, which was effective for the Company in fiscal 2013, permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than it’s carrying amount before applying the two step goodwill impairment test described below. If an entity concludes it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, it need not perform the two step impairment test.
The goodwill impairment test is a two-step test. The first step compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. However, if the carrying amount of the reporting unit exceeds its fair value, the implied fair value of the reporting unit’s goodwill would be compared with the carrying amount of that goodwill. An impairment loss would be recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. Fair value of the reporting unit for this Step 2 analysis is determined using a discounted cash flow methodology.

The Company performed a qualitative test for the reporting units as of December 31, 2014. In performing the test, the Company reviewed a number of qualitative factors, including the valuation obtained externally when the Company recently entered into a Merger Agreement with a number of parties, including Computer Programs and Systems, Inc. (CPSI) as discussed more fully in Note 12 of these consolidated financial statements. Under the terms of the Merger Agreement, CPSI has offered aggregate consideration of $250 million for the Company. As a result, the Company concluded there was no impairment of the Healthland or AHT reporting units as of December 31, 2014.
The Company contracted with a third party valuation specialist to assist in conducting the annual impairment testing of the Healthland reporting unit as of December 31, 2013. Based on the analysis performed with the assistance of the specialist, the Company concluded that the Healthland reporting unit passed the Step 1 test. However, since the reporting unit has negative equity, the Company had the specialist assist in performing a Step 2 test. Based on the Company’s analysis of the Step 2 test results, it was determined that the Healthland reporting unit was not impaired. The Company performed a qualitative test for the AHT reporting unit and concluded that AHT is not impaired as of December 31, 2013.
The Company contracted with a third party valuation specialist to assist in conducting the annual impairment test of the Healthland reporting unit as of December 31, 2013. Based on the analysis performed with the assistance of the specialist, the Company concluded that the Healthland reporting unit passed the Step 1 test.

(l)	Other Intangible Assets
The Company’s other intangible assets are developed technology, internal‑use software, customer relationships, trademarks, and noncompete agreements, all of which are amortized on a straight‑line basis. The estimated useful lives used in determining amortization are as follows:

Years
Developed technology	5 - 10
Internal-use software	5
Customer relationships	5 - 15
Trademarks	4 - 25
Noncompete agreements	2 - 3

(m)	Deferred Financing Costs
Deferred financing costs are being amortized using the effective‑interest method over the life of the related debt instruments. Amortization of deferred financing costs was $345,722, $494,653 and $78,935 for the years ended December 31, 2014, 2013 and 2012, respectively. Upon paying off the prior year debt on May 21, 2013, the remaining deferred financing costs of approximately $268,600 were expensed. Financing costs of $1,887,500 were capitalized in connection with entering into the new debt with Wells Fargo. See footnote 4 for additional information.

(n)	Deferred Revenues
Deferred revenues consist of amounts billed in conjunction with system installation for which software installation, customer acceptance and/or contract elements have not been completed, as well as amounts billed for software and hardware maintenance. Such amounts are deferred and recognized ratably over the service period. Long‑term deferred revenues include the portion of contracts for which the ratable revenue recognition period extends beyond the following year.

(o)	Software Development Costs
Software development costs incurred subsequent to the determination of technological feasibility and marketability of a software product are capitalized. Capitalization of costs ceases and amortization of capitalized software development costs commences when the products are available for general release. For the years ended December 31, 2014 and 2013, no software development costs were capitalized because the time period and costs incurred between technological feasibility and general release for all software product releases was not material during the time period. As such, software development costs are expensed as incurred. Total software development costs were $18,541,311, $13,754,523 and $10,142,360 for the years ended December 31, 2014, 2013 and 2012, respectively.

(p)	Share‑Based Compensation
The Company accounts for compensation expense for all share‑based payment awards made to employees and directors. The awards include employee stock options based on estimated fair values at the time they are granted to employees (note 7).

(q)	Income Taxes
The Company provides for income taxes using the asset and liability method, which requires recognition of deferred tax assets for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Income tax expense is the tax currently payable for the year and the change during the year in deferred tax assets and liabilities.

The Company accounts for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de‑recognition, classification, interest and penalties on income taxes, and accounting in interim periods. The Company had no uncertain tax positions as of or during the years ended December 31, 2014, 2013 and 2012.

(r)	Fair Value Measurements and Disclosures
The Company follows the accounting provisions related to fair value measurements and disclosures, which establish a framework for measuring fair value that provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under the fair value topic are described below:

Level 1:	Valuation is based on quoted prices in active markets for identical assets and liabilities.

Level 2:
Valuation is determined from quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar instruments in markets that are not active, or from model‑based techniques in which all significant inputs are observable in the market.

Level 3:
Valuation is derived from model‑based techniques in which at least one significant input is observable and based on the Company’s own estimates about the assumptions that market participants would use to value the asset or liability.

The fair value of contingent consideration related to the AHN acquisition (note 6) is determined by management as a Level 3 fair value measurement within the FASB’s fair value hierarchy based upon projected sales of the acquired software value and an estimated discount rate.
The following table sets forth a summary of changes in the fair value of contingent consideration for the year ended December 31, 2013.

Amount
Balance at December 31, 2012	$512,818
Change in fair value	(324,818)
Cash payments	(188,000)
Balance at December 31, 2013	$—

(2)	Other Intangible Assets
Other intangible assets are shown net on the consolidated balance sheets as follows:

	December 31, 2014
	Remaining life (years)	Gross carrying amount	Accumulated amortization	Net carrying amount

Developed technology - HL	—	2,920,000	2,920,000	—
Developed technology - AHN	4.6	2,700,000	1,462,500	1,237,500
Internal-use software	—	485,000	485,000	—
Customer relationships - HL	7.4	15,000,000	7,583,333	7,416,667
Customer relationships - AHN	—	360,000	360,000	—
Customer relationships - APS	—	1,156,000	1,156,000	—
Trademarks - HL	17.4	4,310,000	1,307,367	3,002,633
Trademarks - AHN	—	20,000	20,000	—
Domain name - AHN	Indefinite	60,000	—	60,000
Customer relationships - AHT	8.4	22,600,000	3,644,250	18,955,750
Trademarks - AHT	3.4	5,100,000	1,644,750	3,455,250
Developed technology - AHT	3.4	8,400,000	2,709,000	5,691,000
Total		63,111,000	23,292,200	39,818,800

	December 31, 2013
	Remaining life (years)	Gross carrying amount	Accumulated amortization	Net carrying amount

Developed technology - HL	—	2,920,000	2,920,000	—
Developed technology - AHN	5.6	2,700,000	1,192,500	1,507,500
Internal-use software	—	485,000	485,000	—
Customer relationships - HL	8.4	15,000,000	6,583,333	8,416,667
Customer relationships - AHN	0.6	360,000	318,000	42,000
Customer relationships - APS	—	1,156,000	1,156,000	—
Trademarks - HL	18.4	4,310,000	1,134,967	3,175,033
Trademarks - AHN	—	20,000	20,000	—
Domain name - AHN	Indefinite	60,000	—	60,000
Customer relationships - AHT	9.7	22,600,000	1,349,250	21,250,750
Trademarks - AHT	4.4	5,100,000	624,750	4,475,250
Developed technology - AHT	4.4	8,400,000	1,029,000	7,371,000
Total		63,111,000	16,812,800	46,298,200

Expected future amortization of intangible assets is approximately as follows:

Year ending December 31:
2015	$6,402,400
2016	6,402,400
2017	6,402,400
2018	4,748,650
2019	3,589,900
Thereafter	12,213,050
$39,758,800
Total amortization expense relating to other intangible assets was $6,479,400, $4,668,234 and $2,034,350 for the years ended December 31, 2014, 2013 and 2012, respectively.

(3)	Self‑Funded Medical Insurance
The Company sponsors a self‑insured group medical insurance plan. The plan is designed to provide a specified level of coverage, with stop‑loss coverage provided by a commercial insurer in order to limit the Company’s exposure. The Company’s maximum claim exposure was limited to $75,000 per person per policy year. The Company’s contributions totaled $1,788,000, $1,768,000 and $1,467,000 for the years ended December 31, 2014, 2013 and 2012, respectively.
The Company provides for the aggregate amount of the liability for reported claims and an estimated liability for claims incurred but not reported. The Company recognized a liability of $187,000 and $150,000 for the years ended December 31, 2014 and 2013, respectively, which is included in “accrued expenses” on the consolidated balance sheets.

(4)	Revolving Line of Credit and Long‑Term Debt

(a)	Revolving Line of Credit
The Company entered into a new revolving line‑of‑credit agreement with Wells Fargo Bank and Fortress Credit Co LLC, which allows borrowings up to $7,500,000. At the election of the Company, the revolving line of credit bears interest at the Libor Rate plus the Libor Rate Margin or at a per annum rate equal to the Base Rate plus the Base Rate Margin. The line of credit expires in May 2018, if not renewed, and borrowings are collateralized substantially by all of the Company’s assets. The line is subject to a borrowing base formula under which advances of $0 were available at December 31, 2014.

(b)	Long‑Term Debt
The Company entered into a new loan agreement with Wells Fargo Bank and Fortress Credit Co LLC on May 21, 2013 for $107,500,000. Wells Fargo Bank provided $75,000,000 and Fortress Credit Co LLC provided $32,500,000. Under the terms of the term loan agreement, principal amounts of $468,750 were payable quarterly through September 30, 2014 to Wells Fargo Bank, after which they increased to $937,500, with the remaining balance due in May 2018. The Fortress Credit Co LLC balance due is November 2018. The Company is subject to mandatory prepayments of 50% of excess cash flow based on conditions outlined in the term loan agreement. There was no mandatory excess cash flow prepayments payable in fiscal years 2014. At the election of the Company, the term loan payable bears interest at the Libor Rate plus the Libor Rate Margin or at a per annum rate equal to the Base Rate plus the Base Rate Margin. Current rates used are 6% on $72,187,500 and 9.75% on $32,500,000.
On September 26, 2014 the Company executed a First Amendment to the Credit Agreement dated May 21, 2013. Upon default of certain terms and conditions of the Credit Agreement, the Company requested and the Lenders agreed to amend and waive such defaults. Lenders and the Company agreed to additional terms and conditions during a set restructuring period.
Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. (collectively, FP) provided a sponsor equity infusion totaling $17,000,000 at the time of the First Amendment execution as well as an additional $5,000,000 throughout the 2nd and 3rd quarters of 2014. These funds were in exchange for newly issued common shares of the Company. FP committed to an additional $6,000,000 of equity capital, callable by lenders subject to the Company’s failure to maintain certain liquidity requirements. To the extent any of the additional capital is called, these funds will also be in exchange for common shares. In aggregate, FP’s reinvestment in the Company (provided and committed) totaled $28,000,000.
The terms of the Company’s credit agreement, which covers both the revolving and term loan payable, contain various restrictive covenants, including minimum fixed‑charge coverage ratios, and maximum leverage ratios. As of December 31, 2014 the Company was in compliance with all debt covenants in the credit agreement. The revolving line of credit and term loan are secured by the Company.
Long‑term debt as of December 31, 2014 and 2013 consists of the following:

	2014	2013
Term loan payable	$104,687,500	$107,031,250
Less current maturities	3,750,000	2,343,750
Total long-term debt	$100,937,500	$104,687,500
Scheduled maturities of long-term debt are as follows:

Year ending December 31:
2016	$3,750,000
2017	3,750,000
2018	93,437,500
$100,937,500

(5)	Commitments and Contingencies
Leases
The Company leases office facilities and office equipment under operating leases, which expire at various dates through June 2019. The office facility leases require annual base rent, plus real estate taxes, utilities, insurance, and maintenance costs. Rent expense, including the Company’s share of the lessors’ operating expenses, was $1,607,000, $1,340,000 and $1,428,000 for the years ended December 31, 2014, 2013 and 2012, respectively. These future lease payments, net of anticipated sublease payments, are included in the table below.
Approximate future minimum lease payments under non-cancelable leases are as follows:

Year ending December 31:
2015	$1,560,000
2016	1,009,000
2017	791,000
2018	798,000
2019	285,000
Thereafter	—
$4,443,000
Pending Litigation and Claims
The Company is involved in various legal proceedings arising in the normal course of conducting business, which are considered ordinary and routine litigation incidental to the business. The Company’s accounting policy regarding litigation expense is to accrue for probable exposure, including estimated defense costs, if it is able to estimate the financial impact. Where appropriate, the Company has made accruals with respect to these matters, which are reflected in the consolidated financial statements. However, there are cases where liability is not probable or the amount cannot be reasonably estimated and therefore accruals have not been made. Because of the preliminary nature of many of these proceedings, the difficulty in ascertaining the applicable facts relating to many of these proceedings, the variable treatment of claims made in many of these proceedings and the difficulty of predicting the settlement value of many of these proceedings, the Company is not able to estimate an amount or range of any reasonably possible additional losses. However, based upon historical experience, the resolution of these proceedings is not expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.
The Company provides disclosure of matters where it believes it is reasonably possible the impact may be material to its consolidated financial statements.

(6)	Acquisitions
American HealthTech, Inc
On May 21, 2013, the Company acquired all of the outstanding stock of American HealthTech (AHT) of Jackson, MS for $58,350,000. This transaction was funded by debt financing. AHT delivers Clinical and Financial solutions for the post‑acute care market.

The acquisition was accounted for under the acquisition method of accounting in accordance with ASU 805, Business Combinations. The purchase price was allocated to the assets acquired and the liabilities assumed, based on estimated fair values determined with the assistance of an independent third party appraisal, by the Company’s management based upon information currently available and on current assumptions as to future operations. The Company paid a premium over the fair value of tangible and intangible assets, resulting in an allocation to goodwill of $19,866,000. The primary item that generated the goodwill was the premiums paid for expected synergies. The goodwill is not tax deductible.
The fair value of the assets and liabilities acquired resulted in the following allocation:

Working capital, net of cash required	$2,086,000
Fixed assets	729,000
Intangibles	36,100,000
Goodwill	19,866,000
Deferred revenue	(431,000)
Net balance sheet	$58,350,000
Included in the intangible assets acquired is Customer Relationships valued at $22,600,000, Developed Technology of $8,400,000 and Trademarks of $5,100,000. Deferred Revenues related to Service engagements and Maintenance support was valued at $431,000. The fair value of the assets and liabilities were measured using the Company’s own assumptions, which are inputs that are classified as Level 3 in the valuation hierarchy.
American HealthNet, Inc
In connection with the 2009 acquisition of American HealthNet, Inc (AHN), the Company was obligated to pay the sellers up to an additional $4,750,000 based on 7.5% of net new license fees as defined in the agreement for each calendar quarter beginning December 31, 2009, and through the period ending August 13, 2013 (the Contingent Consideration). As of December 31, 2010, the Company recorded a liability of $1,900,000 based on its original estimate of the fair value of the contingent consideration that likely would be achieved. During 2012 the sales of new licenses were lower than anticipated leading the Company to adjust the estimated fair value of the contingent consideration payment down by $837,182 to a total liability of $512,818 as of December 31, 2012. In 2013, Healthland was approached by the AHN seller to estimate current license sales and proposed a settlement of $188,000 for the remaining obligation. Healthland accepted the settlement and made payment to the seller on September 10, 2013. The balance of the liability was credited to operating expenses on the statement of operations and corresponding liability adjusted to zero.
The goodwill and identified specific intangible assets recorded in this transaction are deductible for federal tax purposes.
In connection with the AHN acquisition, the Company entered into a service agreement with a third‑party related through common ownership of AHN whereby the third party will provide research, consulting, and technical support for current software offerings for an initial period of three years, but can be renewed. The agreement requires minimum monthly payments of $147,000 for services provided, and can be reduced by $36,750 each 90‑day period as defined in the agreement. The Company incurred expense related to this agreement of approximately $3,284,493, $3,261,103 and $2,437,597 in 2014, 2013 and 2012, respectively.

(7)	Dividend and Stock Options
Dividend
On May 21, 2013, a dividend of $20,710,005 was declared and paid to owners of Healthland common stock.
Stock Option Plan
The Company maintains a stock option plan (the Plan) pursuant to which 7,083,900 shares of common stock are reserved for issuance, of which 1,058,530 shares remain and are available for future grants at December 31, 2014.
Under the Plan, options to purchase common stock may be granted to directors, officers, employees, consultants and advisors of the Company. These options have exercise prices and vesting terms established by the Board of Directors at the time of each grant. The vesting terms of outstanding options range from immediate vesting up to four years after the date of grant, and all outstanding options expire 10 years from the date of grant.
In September 2014, FP engaged Valuation Research Corporation (VRC) to provide an updated 409A valuation of the Company’s common shares. Following its analysis, VRC concluded that the common value per share was $0.23. In conjunction with the aforementioned equity infusion and updated valuation, FP modified outstanding options for certain employees by reducing the exercise price to $0.25 and granting additional options. All other terms of the original award, including vesting period and contractual term, remained the same. The Company recognized incremental compensation expense of $115,457 resulting from the modification.
VRC recently completed another valuation of the Company’s common shares as of March 31, 2015, and concluded the new value was $0.19 per common share.
The following is a summary of stock option activity:

	Option Outstanding	Weighted average exercise price per share
Outstanding at December 31, 2012	1,082,168	$2.50
Granted	437,533	2.28
Exercised	—	—
Canceled	(96,405)	3.34
Outstanding at December 31, 2013	1,423,296	2.38
Granted	4,580,572	0.25
Exercised	—	—
Canceled	(189,091)	3.90
Outstanding at December 31, 2014	5,814,777	0.40

The following summarizes information about stock options outstanding at December 31, 2014:

Options outstanding			Options exercisable
Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
5,814,777	7	$0.39	2,777,381	$0.56
Share‑based compensation expense recognized for the years ended December 31, 2014, 2013 and 2012 was $468,075, $710,622 and $379,845, respectively. The share‑based compensation expense is recognized on a straight‑line basis over the vesting periods of the related share‑based awards. As of December 31, 2014, there was approximately $457,421 of total compensation cost related to non-vested awards granted, which is expected to be recognized over a four‑year period.
The weighted average estimated fair value of employee stock options granted was $0.25, $1.07 and $2.18 per share for 2014, 2013 and 2012, respectively. These values were calculated using the Black‑Scholes Model with the following weighted average assumptions:

	2014	2013	2012
Expected volatility	44.7%	45.5%	50.8%
Risk-free interest rate	2.0%	2.2%	1.1%
Expected dividend yield	—	—	—
Expected term (in years)	7.0	7.0	7.0
Since the Company is a private company and there is not a public market for its stock, the Company based its estimate of expected volatility for awards granted in 2014, 2013 and 2012 on the volatility factors of two comparable publicly traded competitors. The risk‑free interest rate assumption is based on implied yields of U.S. Treasury zero‑coupon bonds having a remaining term equal to the expected term of the options. The Company estimated the expected forfeiture rate. The estimated fair value of the common stock was determined using a market multiple approach.
All stock options granted under the Plan were at an exercise price at or above the estimated fair market value of the Company’s common stock.

(8)	Income Taxes
Components of the Company’s deferred tax assets and liabilities at December 31, 2014 and 2013 consist of the following:

	2014	2013
Deferred tax assets:
Depreciation on leasehold improvements, furniture and equipment	$78,686	$106,020
Deferred revenue	5,253,407	6,749,374
Accrued expenses	2,058,275	1,321,411
Accrued severance	—	171,744
Allowance for doubtful accounts	2,378,449	2,698,193
Stock-based compensation	77,228	67,546
Contributions	20,103	89,172
Net operating loss carryforwards	17,696,000	7,566,043
Less valuation allowance	(18,889,061)	(8,893,348)
Net deferred tax assets	8,673,087	9,876,155

Deferred tax liabilities
Amortization of goodwill	(4,167,880)	(3,397,583)
Intangible assets other than goodwill	(8,376,509)	(9,789,480)
Net 481 adjustments	—	(124,690)
Unbilled contracts	(10,092)	(95,041)
Prepaid expenses	(1,148,154)	(821,361)
Net deferred tax liabilities	(13,702,635)	(14,228,155)
Total net deferred tax liability	(5,029,548)	(4,352,000)
The components giving rise to the net deferred tax assets (liabilities) described above have been included in the accompanying consolidated balance sheets at December 31, 2014 and 2013, as follows:

	2014	2013
Current assets	$1,268,361	$4,687,182
Noncurrent liabilities	(6,297,909)	(9,039,182)
	$(5,029,548)	$(4,352,000)
The income tax provision charged to operations for the years ended December 31, 2014, 2013 and 2012 consists of the following:

	2014	2013	2012
Current	$158,245	$126,936	$111,018
Deferred	677,779	(12,563,259)	664,022
Total provision	$836,024	$(12,436,323)	$775,040

A reconciliation of the Company’s provision for income taxes at the federal statutory rate to the reported income tax provision for the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014	2013	2012
Computed "expected" tax (benefit) expense	$(8,696,506)	$(7,103,129)	$197,232
State income tax (benefit) expense, net of federal tax effect	(446,115)	(536,051)	103,541
Change in valuation allowance	9,995,194	(5,836,350)	298,457
Permanent differences	338,602	276,219	130,156
Other	(355,151)	762,988	45,654
	$836,024	$(12,436,323)	$775,040
At December 31, 2014, the Company has federal and state net operating loss carryforwards of $47,680,000 and $27,460,000, respectively. The federal net operating loss carryforward will begin to expire in 2027. The state net operating loss carryforwards have carryforward periods of 5-20 years and begin to expire in 2015.
Excluded from the Company’s net operating loss carryforwards are approximately $5,193,000 in tax deductions resulting from amortization of tax goodwill in excess of book goodwill arising from the acquisition of Dairyland Healthcare Solutions on June 1, 2007, and approximately $3,672,000 in tax deductions resulting from the exercise and vesting of nonqualified stock options, disqualifying dispositions and restricted stock units. Because the Company is currently in a NOL position, the $3,672,000 windfall should not be recorded through APIC until the tax benefit is recognized through a reduction in actual tax payments. For tax reporting purposes, the Company has actual federal and state net operating loss carryforwards of approximately $56,545,000 and $36,328,000, respectively, as of December 31, 2014.
A company’s ability to utilize a portion of its net operating loss carryforwards to offset future taxable income may be subject to certain limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company. The Company does not believe that an ownership change under Section 382 has occurred, and therefore, no such limitations exist.
At December 31, 2014, the Company has established a valuation allowance against its deferred tax assets to reduce the total to an amount management believed was appropriate. Realization of deferred tax assets is dependent upon sufficient future taxable income during the periods when deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As of December 31, 2014 and 2013, the Company has maintained a full valuation allowance against its deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction, Minnesota, Kentucky and various other state jurisdictions. With few exceptions, the Company is not subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2007. It is difficult to predict the final timing and resolution of any particular uncertain tax position. Based on the Company’s assessment of many factors, including past experience and complex judgments about future events, the Company does not currently anticipate significant changes in its uncertain tax positions over the next 12 months.
The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. The Company had no accrued interest and penalties as of December 31, 2014 or December 31, 2013.

(9)	Employee Benefit Plan
The Company offers a 401(k) savings plan that covers substantially all employees. Eligible employees can contribute up to 50% of their pretax annual compensation to the plan. In addition, the Company makes matching contributions each pay period equal to 75% of the employee’s deferral up to 4%. The Company may also make a profit sharing contribution that is subject to the discretion of management. Company contributions to this plan were $730,000, $613,000 and $479,000 for the years ended December 31, 2014 2013 and 2012, respectively.
The Company concluded it had failed to follow certain terms of the plan document while operating the plan. Specifically, the Company determined it was out of compliance with the terms of the automatic deferral provisions of the savings plan from May 1, 2008 to December 31, 2011. As a result, during 2014 the Company applied under the Voluntary Correction Program (VCP) for Internal Revenue Service (IRS) approval of the Company’s proposed correction method. In conjunction with submitting the VCP application, the Company contributed an additional $231,000 to the plan for affected individuals. The Company received a compliance statement from the IRS documenting its approval of the Company’s proposed correction method. The IRS did not pursue any sanctions against the Company or plan. Further, the Company has not been notified by the IRS that the savings plan lost its tax-favored status.

(10)	Stockholders’ Equity
On June 1, 2007, the Company issued 7,979,683 shares of common stock for $7,979,683 and 31,919 shares of Series A preferred stock for $31,919,000. Under the terms of the Company’s Certificate of Incorporation, as amended, each preferred unit shall have 1,000 voting rights to one vote per common unit.

(a)	Redemption of Preferred Stock
The Company may redeem, in whole or in part, out of funds legally available; therefore, the outstanding shares of Series A preferred stock at any time and from time to time at a price equal to the current liquidation preference amount, as defined in the Company’s Certificate of Incorporation, as amended.

(b)	Preferred Stock Liquidation Preference
Upon a liquidation event (as defined in the Company’s Certificate of Incorporation, as amended), distributions are made to the holders of Series A preferred stock equal to the face amount plus an amount equal to all accrued and unpaid dividends on each share, if any. After payment has been made in full to the holders of Series A preferred stock pursuant to the preceding sentence, upon any liquidation event, the remaining assets to be distributed will be distributed to the holders of common stock.

(c)	Dividends
Upon the approval of dividends and declaration by the Board, holders of Series A preferred stock shall be entitled to receive preferred dividends in an amount equal to the product of (i) the face amount multiplied by (ii) the dividend rate of 5%. For any dividend period in which dividends are not paid in full on the dividend payment date immediately following the end of a dividend period, the accrued and unpaid dividends will be included in the liquidation preference and added to the face amount of the Series A preferred stock for purposes of calculating the preferred dividend until such accrued and unpaid dividends have been paid in full.
The Board did not declare a dividend on the Series A preferred stock for the years ended December 31, 2014, 2013 and 2012. Pursuant to the terms of the Series A preferred stock and as of December 31, 2014, the cumulative amount of liquidation preference to be added to the face amount of the Series A preferred stock for purposes of calculating the preferred dividend amounted to $14,478,873.

(11)	Related‑Party Transactions
Management Services Agreement
The Company has agreed to pay to Francisco Partners Management, LLC (FPM), an entity related through common ownership, an annual advisory fee equal to the lesser of (i) 10% of consolidated EBITDA (as defined in the agreement) for the prior calendar year, (ii) 25% of excess cash flow (as defined in the agreement) for the prior calendar year, or (iii) $2,000,000. The management fees payable in fiscal years 2014, 2013 and 2012 were waived by FPM. In years when the advisory fee is not waived, it shall be payable in advance with an installment of 50% payable on April 1 and installments of 25% on July 1 and October 1 of each calendar year.

(12)	Subsequent Events
As discussed more fully in Note 4 to these consolidated financial statements, FP committed to providing the Company with a total of $28.0 million in equity capital in conjunction with the execution of the First Amendment to the Credit Agreement. Through December 31, 2014, FP had contributed $22.0 million of the $28.0 million commitment. During the first and second quarters of 2015, FP provided the remaining $6.0 million of equity capital in exchange for 6,000,000 newly issued common shares of the Company.

On November 25, 2015, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Computer Programs and Systems, Inc., a Delaware corporation (“CPSI”). The Merger Agreement provided, among other things, that, upon the terms and subject to the conditions set forth therein, the Company became a direct wholly owned subsidiary of CPSI. The merger closed on January 8, 2016. Prior to and as a condition to the consummation of the merger, the Company acquired from Rycan Holdings, Inc., a Delaware corporation and an affiliate of the Company (“Rycan Holdings”), all of the outstanding capital stock of Rycan Technologies, Inc., a Minnesota corporation (“Rycan”).
The aggregate consideration that CPSI has agreed to pay under the Merger Agreement is $250 million, consisting of approximately $162 million in cash (subject to adjustment for working capital as set forth in the Merger Agreement) with the remaining amount to be paid in shares of common stock of CPSI. The attributed value of the shares of CPSI Common Stock to be issued to the Company’s stockholders is based on the volume weighted average closing price of CPSI Common Stock over the 45 trading days ended on November 24, 2015. A portion of the cash consideration was used to repay indebtedness and transaction expenses of the Company and its subsidiaries and Rycan.